Exhibit 10.2

EMPLOYMENT NON-COMPETE, NON-SOLICIT AND
CONFIDENTIALITY AGREEMENT

THIS EMPLOYMENT NON-COMPETE, NON-SOLICIT AND CONFIDENTIALITY AGREEMENT (“AGREEMENT”) IS ENTERED INTO BETWEEN CITI TRENDS, INC. (“COMPANY”), AND BRUCE D. SMITH (“EMPLOYEE”), EFFECTIVE AS OF THE 2ND DAY OF APRIL, 2007.

For and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree:

1.                     Employment; Scope of Services.  Company shall employ Employee, and Employee shall be employed by Company, as its Senior Vice President and Chief Financial Officer (“CFO”). Employee’s primary job duties shall include the oversight of Company financial outcomes and the effective/efficient reporting of those outcomes to both internal and external audiences, directing the financial affairs of the organization, and ensuring the coordination of all financial and information systems throughout the organization (“Services”).

Employee shall use his best efforts and shall devote his full time, attention, knowledge and skills to the faithful performance of his duties and responsibilities as a Company employee. Employee shall have such authority and such other duties and responsibilities as assigned by the Chief Executive Officer. Employee shall comply with Company’s policies and procedures, shall conduct himself/herself as an ethical business professional, and shall comply with federal, state and local laws.

2.                     At-Will Employment. Nothing in this Agreement alters the at-will employment relationship between Employee and Company. Employment with Company is “at-will” which means that either Employee or Company may terminate the employment relationship at any time, with or without notice, with or without cause. The date of Employee’s cessation of employment for any reason is the “Separation Date.”

3.             Confidentiality.

(a)                   Employee acknowledges and agrees that (1) the retail sale of value-priced/off-price family apparel is an extremely competitive industry; (2) Company has an ongoing strategy for expansion of its business in the United States; (3) Company’s major competitors operate throughout the United States and some internationally; and (4) because of Employee’s position as CFO he will have access to, knowledge of, and be entrusted with, highly sensitive and competitive confidential information of Company, including without limitation information regarding sales margins, purchasing and pricing strategies, marketing strategies, vendors and suppliers, plans for expansion and placement of stores, and also specific information about Company’s districts and stores, such as staffing, budgets, profits and the financial success of individual districts and stores.

(b)                     Employee acknowledges and agrees that all Confidential Information is confidential and remains the sole and exclusive property of Company. Employee agrees that he shall (a) hold all Confidential Information in strictest confidence; (b) not disclose, reproduce, distribute or otherwise disseminate such Confidential Information, and shall protect such Confidential Information from disclosure by or to others; and (c) make no use of such Confidential Information without the prior written consent of Company, except in connection with Employee’s employment with Company. “Confidential Information” means any and all data and information relating to Company which (i) derive independent economic value, actual or potential, from not being generally known or readily ascertainable by proper means by other persons who may obtain economic value from their disclosure or use; and (ii) are the subject of reasonable efforts under the circumstances to maintain their secrecy. Confidential Information includes technical or sales data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data and statements, financial plans and strategies, product plans, sales or advertising information and plans, marketing information and plans, pricing information, the identity or lists of employees, vendors and suppliers of Company, and confidential or proprietary information of such employees, vendors and suppliers.

(c)                     In the event any Confidential Information does not qualify for protection as “trade secrets” as defined in Delaware’s Uniform Trade Secrets Act, then Employee acknowledges and agrees that the Confidential Information shall remain confidential and shall not be disclosed by Employee during Employee’s employment with Company and for a period of three (3) years following the Separation Date, absent the express prior written consent of Company.

(d)                     Employee acknowledges that Company has provided or will provide Employee with Company property, including without limitation employee handbooks, policy manuals, price lists, financial reports, and vendor and supplier information, among other items. Upon the Separation Date, or upon the request of Company, Employee shall immediately deliver to Company all property belonging to Company, including without limitation all Confidential Information and any property related to Company, whether in electronic or other format, as well as any copies thereof, then in Employee’s custody, control or possession. Upon the Separation Date, Employee shall provide Company with a declaration certifying that all Confidential Information and any other Company property have been returned to Company, that Employee has not kept any copies of such items or distributed such items to any third party, and that Employee has otherwise complied with the terms of Section 3 of this Agreement.

4.                     Covenant Not to Compete.  During Employee’s employment with Company and for a period of two (2) years following the Separation Date, and regardless of the reason for separation, Employee shall not compete with Company on behalf of a Competitor in the continental United States by acting as the chief financial officer of such Competitor, or rendering services to such Competitor which are the same or substantially similar to the Services which Employee rendered to Company while employed by Company as CFO. For purposes of this Section 4, the term “Competitor” shall mean only the following businesses whose primary business is the sale of value-priced or off-price family apparel, commonly known as: Cato, TJX (including without limitation TJMAXX and Marshalls), Ross Stores, Value City and Burlington Coat Factory.

5.                     Covenant Not to Solicit.  During Employee’s employment with Company and for a period of two (2) years following the Separation Date, and regardless of the reason for separation, Employee agrees not to solicit any person or entity who has been a vendor or supplier of merchandise and/or inventory to Company during the two (2) years immediately preceding the Separation Date or to whom Company is actively soliciting for the provision of merchandise and/or inventory (collectively referred to as “Merchandise Vendors”) for the purpose of obtaining merchandise and/or inventory on behalf of any of Company’s Competitors, as defined in Section 4 of this Agreement.

Employee specifically acknowledges and agrees that, as CFO, his duties include, without limitation, establishing purchasing and pricing strategies and policies, managing sales margins, involvement in establishing and maintaining vendor relationships, and having contact with and confidential and/or proprietary information regarding Merchandise Vendors. The non-solicitation restrictions set forth in this Section 5 are specifically limited to Merchandise Vendors with whom Employee had contact (whether personally, telephonically, or through written or electronic correspondence) during his employment as CFO or about whom Employee had confidential or proprietary information because of his position with Company.

6.                     Covenant Not to Recruit Personnel.  During Employee’s employment with Company and for a period of two (2) years following the Separation Date, and regardless of the reason for separation, Employee will not recruit or solicit to hire or assist others in recruiting or soliciting to hire, any employee of Company and will not cause or assist others in causing any employee of Company to terminate an employment relationship with Company.

7.                     Severability.  If any provision of this Agreement shall be held invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall be binding and remain in full force and effect. Further, each particular prohibition or restriction set forth in any Section of this Agreement shall be deemed a severable unit, and if any court of competent jurisdiction or arbitrator determines that any portion of such prohibition or restriction is against the policy of the law in any respect, but such restraint, considered as a whole, is not so clearly unreasonable and overreaching in its terms as to be unconscionable, the court or arbitrator shall enforce so much of such restraint as is determined by a preponderance of the evidence to be necessary to protect the interests of Company.

8.                     Survival of Covenants.  All rights and covenants contained in Sections 3, 4, 5, and 6 of this Agreement, and all remedies relating thereto, shall survive the termination of this Agreement for any reason.

9.                     Governing Law.  Citi Trends, Inc. is a Delaware corporation. The parties agree that Delaware law applies in the event of any dispute between them arising out of or related to this Agreement.

10.           Acknowledgment of Reasonableness/Remedies/Enforcement.

(a)             Employee acknowledges that (1) Company has valid interests to protect pursuant to Sections 3, 4, 5, and 6 of this Agreement; (2) his breach of the provisions of Sections 3, 4, 5, or 6 of this Agreement would result in irreparable injury and permanent damage to Company; and (3) such restrictions are reasonable and necessary to protect the interests of Company, are critical to the success of Company’s business, and do not cause undue hardship on Employee.

(b)                     Employee agrees that determining damages in the event of a breach of Sections 3, 4, 5, or 6 by Employee would be difficult and that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered by Company from such breach. Employee further agrees that injunctive relief is an appropriate remedy for such breach and that in the event of such breach Company, in addition to and without limiting any other remedies or rights which it may have, may apply to any court of competent jurisdiction and seek interim, provisional, injunctive, or other equitable relief until the arbitration award on such claim (see Section 10(c) below) is rendered or the claim is otherwise resolved. Employee may also seek interim, provisional, injunctive, or other equitable relief for violations of this Agreement by Company until the arbitration award on such claim is rendered or the claim is otherwise resolved. Employee and Company waive any requirement that a bond or any other security be posted.

(c)                     Company and Employee agree that any controversy, dispute, or claim arising out of or related to this Agreement, including without limitation its enforceability, interpretation, performance or non-performance by any party, or any breach thereof, shall be resolved exclusively through arbitration pursuant to the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”), Amended and Effective July 1, 2006 (“AAA Rules”). Where the AAA Rules and this Agreement conflict or where the AAA Rules are silent, this Section 10(c) shall govern, if applicable. Company and Employee agree that this Section 10(c) is an agreement to arbitrate pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or if that Act is inapplicable for any reason, the arbitration law of the State of Delaware.

(i)                    Any arbitration proceedings pursuant to this Agreement shall be resolved by a single arbitrator. The location of any arbitration proceedings shall be determined in accordance with the AAA Rules. The arbitrator shall apply the law of the State of Delaware on the substantive claims asserted, and shall have the authority to award the same remedies, damages, costs, expenses and any other awards that a court could award. The arbitrator shall issue a written award explaining his/her decision, the reasons for the decision, and the calculation and reasoning behind any damages awarded. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Company will pay (a) AAA administrative fees except that for arbitration claims originally asserted by Employee, Employee will pay to Company a fee that is comparable to the filing fee being charged by the United States District Court for the District of Delaware for the filing of a civil action at the time Employee initiates arbitration; (b) the Arbitrator’s fee and reasonable travel expenses; and (c) the cost of renting an arbitration hearing room, if necessary. Each party shall pay its own experts’ and/or attorneys’ fees unless the arbitrator awards reasonable experts’ and/or attorneys’ fees to Employee.

(ii)                   Consistent with Section 7 of this Agreement, should a court of competent jurisdiction or arbitrator determine that the scope of any provision of this Section 10(c) is too broad to be enforced as written, Company and Employee intend that the court or arbitrator reform the provision to such narrower scope as is determined to be reasonable and enforceable.

(iii)          Should this Section 10(c) not be invoked by the parties or should an arbitrator or court of competent jurisdiction determine that the parties’ agreement to arbitrate is unenforceable, then the parties agree that Delaware shall be the forum for any dispute arising out of or related to this Agreement.

11.           Miscellaneous.  This Agreement constitutes the entire agreement between the parties and supersedes any and all prior contracts, agreements, or understandings between the parties which may have been entered into by Company and Employee relating to the subject matter hereof. This Agreement may not be amended or modified in any manner except by an instrument in writing signed by both Company and Employee. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. All remedies are cumulative, including the right of either party to seek equitable relief in addition to money damages.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND KNOWS AND UNDERSTANDS ITS CONTENTS, THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND THAT HE INDICATES HIS CONSENT BY SIGNING THIS FINAL PAGE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

Citi Trends, Inc.

By:	/s/ Ed Anderson
Ed Anderson, President and CEO

/s/ Bruce D. Smith		(L.S.)
Employee Signature

Employee Residence Address: